Exhibit 99.1

FOR IMMEDIATE RELEASE

Agios Announces Celgene Decision to Extend Discovery Phase of Global Strategic Collaboration to April 2016

CAMBRIDGE, Mass., December 8, 2014 — Agios Pharmaceuticals, Inc. (NASDAQ: AGIO), a leader in the fields of cancer metabolism and rare genetic disorders of metabolism, today announced that Celgene Corporation has elected to extend the period of its exclusivity for an additional year to April 2016 under the global strategic collaboration agreement. The two companies have been working together since April 2010 to discover, develop and commercialize disease-altering therapies in oncology arising from Agios’ cancer metabolism research platform. The extension marks the final year for the discovery phase as outlined under the terms of the collaboration, which gives Celgene an exclusive option to drug candidates generated by Agios’ cancer metabolism platform during this time. The terms of the collaboration extension are consistent with previously agreed upon financial terms.

“Celgene continues to be a great partner in our effort to create a leading research and development company in the area of cancer metabolism,” said David Schenkein, M.D., chief executive officer of Agios Pharmaceuticals. “We are pleased that Celgene has elected to extend our discovery collaboration and believe it reflects our shared commitment to creating transformative new medicines for patients with cancer. In addition to this final year of the discovery collaboration, the development collaboration continues to mature in stage and scope with the advancement of AG-221, our IDH2 mutant inhibitor, and AG-120, our IDH1 mutant inhibitor, through Phase 1 studies in advanced hematologic malignancies and solid tumors.”

“Agios has advanced the field of cancer metabolism with their novel IDH1 and IDH2 programs, demonstrating significant therapeutic potential for patients with selected mutations in these targets,” said Thomas Daniel, M.D., president of research for Celgene. “We look forward to extending our collaboration to discover and develop additional novel drugs in our cancer metabolism collaboration.”

As a result of the extension, Celgene will maintain its exclusive option to drug candidates that emerge from Agios’ cancer metabolism research platform through April 2016. Agios will receive a $20 million payment. Following this extension, the discovery portion of the collaboration will expire on April 14, 2016. Under the terms of the original agreement announced in April 2010, Agios leads research, preclinical and early development efforts through Phase 1, while Celgene receives an option to obtain exclusive rights either upon IND acceptance or at the end of Phase 1, to further develop and commercialize medicines emerging from Agios’ cancer metabolism research. Celgene would lead and fund global development and commercialization of some of these drugs, and Agios would retain development and commercialization rights for certain drugs in the United States. On all programs, Agios is eligible to receive up to $120 million in milestone-based payments as well as royalties on any sales.

AG-221 and AG-120 are two drug candidates that have been nominated to date during the discovery phase of the collaboration. In June 2014, Celgene exercised its exclusive option to license AG-221 and gained worldwide development and commercialization rights for AG-221. Agios continues to conduct early clinical development activities within the AG-221 development program. The companies are also collaborating on the development of AG-120, which is being studied in two Phase 1 trials in patients whose hematologic malignancies and solid tumors carry an IDH1 mutation. Agios retains U.S. development and commercialization rights for AG-120, and Celgene has an exclusive option to the ex-U.S. rights.

About Agios Pharmaceuticals, Inc.

Agios Pharmaceuticals is focused on discovering and developing novel investigational medicines to treat cancer and rare genetic disorders of metabolism through scientific leadership in the field of cellular metabolism. In addition to an active research and discovery pipeline across both therapeutic areas, Agios has multiple first-in-class investigational medicines in clinical and/or preclinical development. All Agios programs focus on genetically identified patient populations, leveraging our knowledge of metabolism, biology and genomics. For more information, please visit our website at agios.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Agios’ expectations and beliefs about: the benefit of its collaboration with Celgene; its plans and timelines for the development of AG-221 and AG-120; and the benefit of its strategic plans and focus. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “could,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Agios’ current expectations and beliefs. For example, there can be no guarantee that any product candidate Agios is developing will successfully commence or complete necessary preclinical and clinical development phases, or that development of any of Agios’ product candidates will successfully continue. There can be no guarantee that any positive developments in Agios’ business will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including: Agios’ results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies: the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, Agios’ ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned clinical trials; unplanned cash requirements and expenditures; competitive factors; Agios’ ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; Agios’ ability to maintain key collaborations, such as its agreement with Celgene; and general economic and market conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in Agios’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and other filings that Agios may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Agios expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Agios Pharmaceuticals, Inc.

Lora Pike

lora.pike@agios.com

T: 617-649-8608